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         September 14, 2022

       Leaf Hua Li
       Chief Executive Officer
       Futu Holdings Limited
       11/F, Bangkok Bank Building
       No. 18 Bonham Strand W, Sheung Wan
       Hong Kong S.A.R., People   s Republic of China

                                                        Re: Futu Holdings
Limited
                                                            Annual Report on
Form 20-F
                                                            Filed March 18,
2022
                                                            File No. 001-38820

       Dear Mr. Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




         Sincerely,


         Division of Corporation Finance

         Office of Finance
       cc:                                              Will H. Cai, Esq.